EXHIBIT 21.1

LIST OF REWARDS NETWORK SUBSIDIARIES

1 Rewards Network Services Inc.

2 Rewards Network Establishment Services Inc.

3 TMNI International Inc.

4 iDine Media Group Inc.

5 Rewards Network International, Inc.

6 TNI Funding I Inc.

7 RTR Funding LLC

8 Rewards Network Canada GP Corp.

9 Rewards Network Canada LP